                                   Exhibit 5

                               Opinion of Counsel

                              February 17, 1997

Genuine Parts Company
2999 Circle 75 Parkway
Atlanta, Georgia 30339

         Re: Form S-8 Registration Statement of Genuine Parts Company -- Directors' Deferred Compensation Plan

Ladies and Gentlemen:

         We have acted as counsel for Genuine Parts Company, a Georgia corporation (the "Company"), in connection with the referenced Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering 100,000 shares of the Company's common stock, $1.00 par value ("Common Stock"), and 100,000 phantom units valued relative to the Company's Common Stock (hereinafter referred to as "Phantom Units") that may be offered and sold pursuant to the Genuine Parts Company Directors' Deferred Compensation Plan (the "Plan"), along with an indeterminate amount of deferred compensation obligations (the "Obligations"). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

         This Opinion Letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia (the "Interpretive Standards"), which Interpretative Standards are incorporated in this Opinion Letter by this reference. Capitalized terms used in this Opinion Letter and not otherwise defined herein shall have the meanings assigned to such terms in the Interpretive Standards and in the Registration Statement.

         In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.

         Based upon the foregoing, we are of the following options:

         (1) The Phantom Units and the Obligations to be issued pursuant to the Plan and the Registration Statement have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the Plan, will be legally and validly issued and represent the binding obligation of the Company to make payment to the holders thereof in accordance with the terms and conditions of the Plan.

         (2) The shares of Common Stock covered by the Registration Statement, when delivered to Plan participants in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable.

         This Opinion Letter is provided to you for your benefit and for the benefit of the Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

                                            Sincerely,

                                            ALSTON & BIRD

                                            By: /s/ Laura G. Thatcher
                                               -----------------------
                                                    Laura G. Thatcher